Exhibit 21.1

Level 3 Communications, Inc.

Level 3 Financing, Inc.

Level 3 Communications, LLC

Eldorado Acquisition Three, LLC

WilTel Communications Group, LLC

WilTel Communications, LLC

BTE Equipment, LLC

Level 3 International, Inc.

Level 3 Holdings, B.V.

Level 3 Communications Limited (UK)

Level 3 Communications GmbH (Germany)

Level 3 Holdings, Inc.

KCP, Inc.